Our reference: CAN/SME(1)/11608

PRIVATE AND CONFIDENTIAL

Adgs Advisory Limited
Room 2001B & 2301 & 17/F
Ginza Square
565-567 Nathan Road
Yaumatei Kowloon

20 June 2012

Dear Sirs

HANG SENG BUSINESS LOAN ("Business Loan")

We refer to our recent discussion and are pleased to confirm that we are prepared to extend the following Facility(ies) to your goodselves on and subject to our Terms and Conditions for Business Loan – Instalment Loan in the case of the Business Loan – Instalment Loan (the "General Terms") and the following terms and conditions:

Borrower
Adgs Advisory Limited (the "Borrower")

Lender
Hang Seng Bank Limited (the "Lender")

Guarantor(s)
Tong Wing Shan Michelle and Tong Wing Yee Betty (the "Guarantor(s)")

Facilities and Amount

Business Loan – Instalment Loan:
A loan in the aggregate amount of HKD1,414,000.00 (Hong Kong Dollars One Million Four Hundred Fourteen Thousand Only) (the "Loan") which comprises of:

(a) a Hang Seng Business Loan of HKD1,400,000.00 (Hong Kong Dollars One Million Four Hundred Thousand Only); and
(b) a loan of HKD14,000.00 (Hong Kong Dollars Fourteen Thousand Only) for payment of Front-end fee as specified hereunder.

(The Loan Facility shall be referred to collectively as the "Facilities" and individually as the "Facility")

Availability and Drawdown

Subject to the Borrower's acceptance of and full compliance with all the applicable terms and conditions, completion of all the documentation mentioned in this Letter to the Lender's satisfaction and payment of all required fees and charges:
The Lender will advance the Loan to the Borrower by crediting the said Loan amount after deducting the Front-end fee to the Borrower's Account No. ____________ 001 maintained with Hang Seng Bank Limited (the "Loan Account") on such drawdown date as specified by the Borrower in the duplicate of this Letter.

Rate of Interest

Interest on the Loan shall be charged at a rate of 0.38% flat per month payable monthly in arrears. Such interest will accrue from month to month and be calculated on the basis of actual number of months elapsed and a 12-month year. Interest shall be paid by the Borrower on a monthly basis starting on the date falling one month after the drawdown date of the Loan.

The Borrower/Guarantor acknowledges and agrees that all personal data relating to the Borrower/Guarantor ("the Data") may be used and disclosed by the Lender for such purposes and to such persons in accordance with the Lender's policies on use and disclosure of personal data as set out in statements, circulars, notices, or terms and conditions made available by the Lender to customers from time to time. The Borrower/Guarantor agrees that the Lender may transfer the Data outside the Hong Kong Special Administrative Region, conduct matching procedures (as defined in the Personal Data (Privacy) Ordinance) using the Data and such other personal data and information relating to the Borrower/Guarantor, disclose the Data to any non-group company of the Lender for marketing purpose and provide banker's or credit references in respect of the Borrower/Guarantor.

Please note that in reviewing the application, we may make reference to the credit report(s) of the Borrower(s)/Partner(s)/Guarantor(s) (as the case may be) from the credit reference agency(ies). If you wish to access the report(s) yourself, you can contact the credit reference agency(ies) directly at the following addresses:

(a) Consumer credit reference agency:
TransUnion Limited, Suite 1006, Tower 6, The Gateway, 9 Canton Road, Tsim Sha Tsui, Kowloon.
Tel: 2577 1816 ; Fax: 2578 4425.

(b) Commercial credit reference agency:
Dun & Bradstreet (HK) Ltd., Unit 1308-1315, BEA Tower, Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Kowloon.
Tel: 2516 1100 ; Fax: 2960 4721.

Section 83 of the Banking Ordinance

Section 83 of the Banking Ordinance (Cap. 155, Laws of Hong Kong) has imposed on Hang Seng as a bank certain limitations on advances to persons related to Hang Seng's directors or employees. In accepting the Facilities, the Borrower should advise Hang Seng whether the Borrower is in any way related to any of Hang Seng's directors or employees within the meaning of Section 83 and in the absence of such advice. Hang Seng will assume that the Borrower is not so related. Hang Seng would also ask that if the Borrower becomes so related subsequent to accepting the Facilities, the Borrower should immediately advise Hang Seng in writing.

Kindly signify your receipt of the General Terms and confirm your understanding and acceptance of the General Terms and the above terms and conditions by signing and returning to the Lender the duplicate of this Letter together with the Documentation mentioned above duly signed/executed within 14 days from the date hereof, failing which this offer shall lapse.

Should you have any enquiries, please call our Customer Services Hotline 2198 8000.

Yours faithfully
For Hang Seng Bank Limited

These Terms and Conditions for SME Business Loan and Top-up Loan Facilities ("these Terms and Conditions") shall unless otherwise agreed by the Borrower (as hereinafter defined) and Hang Seng Bank Limited (the "Lender") in writing, apply to all instalment loans and/or top-up loan facilities, which the Lender may now or at any time hereafter grant to the Borrower.

1. Definitions
In these Terms and Conditions, the Offer Letter (as hereinafter defined) and the Application Form (as hereinafter defined), unless the context otherwise requires or specifies the following terms and expressions shall have the following meanings: -
"Account" means the Borrower's account opened and maintained with the Lender which has been agreed by the Lender and the Borrower for the purposes of the Loan and/or the Top-up Loan;
"Account Statement" means a monthly statement in respect of the Account to the Borrower setting out such details (as the Lender may from time to time determine) of such Account transactions effected during the relevant statement period;
"Application Form" means the application form(s) or reply form(s) referring to the terms and conditions of the Loan and/or Top-up Loan and/or the Offer Letter which the Borrower has submitted to the Lender and agreed to accept and be bound by;
"Borrower" means any party to whom the Loan and/or the Top-up Loan is granted by the Lender;
"Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China;
"Hong Kong Dollars" or "HKD" mean the lawful currency for the time being of Hong Kong.
"Loan" means the loan set forth in the relevant Offer Letter and includes the Top-up Loan where applicable when the Top-up Loan is deemed under Clause 3 of these Terms and Conditions consolidated with the original loan as aforesaid and these Terms and Conditions shall be construed accordingly, except when it is referred to in Clause 2 of these Terms and Conditions;
"Offer Letter" means the offer letter containing the terms and conditions of an instalment loan approved by the Lender to the Borrower, as may be amended, revised or supplemented from time to time; and
"Top-up Loan" means the Top-up Loan made available to the Borrower by the Lender pursuant to Clause 3 of these Terms and Conditions.

2. Instalment Loan
Subject to the Borrower's acceptance of and full compliance with these Terms and Conditions and the terms and conditions set out in the Offer Letter, completion of all the conditions precedent mentioned in these Terms and Conditions and the relevant Offer Letter and such conditions as the Lender from time to time prescribe in its full discretion to the Lender's satisfaction and payment of all required fees and charges, the Lender will advance the Loan to the Borrower by crediting the Loan after deducting the Front-end Fee to the Account on such drawdown date as specified by the Borrower in the Offer Letter ("Loan Advance Date").

3. Top-up Loan
(a) Subject to the Borrower's acceptance of and full compliance with these Terms and Conditions and the terms and conditions set out in the Application Form, completion of all the conditions precedent mentioned in these Terms and Conditions and the relevant Application Form and such conditions as the Lender may from time to time prescribe in its full discretion to the Lender's satisfaction and payment of all required fees and charges, the Borrower may reborrow any amount of the Loan which has been repaid to the Lender ("Top-up Loan").
(b) The amount of the Top-up Loan shall, from the date it is advanced to the Borrower ("Top-Up Loan Advance Date"), be consolidated with the outstanding amount of the original Loan and the Front-end Fee. The amount of the Top-up Loan will be made available to the Borrower for use via the Account, or such other account as may be agreed by the Lender and the Borrower until such time as the Lender shall notify the Borrower in writing to the contrary.

For the avoidance of doubt, the Borrower expressly agrees that notwithstanding this Clause 3, the Lender reserves the right and the absolute discretion to refuse to grant the Top-up Loan without any notice or reference to the Borrower and without assigning any reason therefor.

4. Interest
Interest (as well after as before judgment and subject to fluctuation) shall be charged and payable on the Loan at the rate or rates as the Lender may from time to time agree with the Borrower or, in the absence of agreement, determine in the Lender's absolute discretion. Such interest shall be calculated as specified in the relevant Offer Letter or Application Form (as the case may be) or if not specified, with the usual monthly rests.

5. Default Interest
Notwithstanding the provisions above for the charging of interest, all sums (including both principal and interest) due to the Lender which are not paid on the relevant due date shall bear default interest at the rate specified in the relevant Offer Letter or the Application Form (as the case may be) or at such other rate or rates as the Lender may from time to time determine in the Lender's absolute discretion (both before and after judgment) from the date of default to the date of actual payment. The default interest shall be immediately payable by the Borrower on demand by the Lender.

6. Repayment
(a) Notwithstanding any contrary provision herein contained, the outstanding principal, interest and other charges of or in respect of the Loan, the Offer Letter and the Application Form shall be subject to the Lender's overriding right of demand.
(b) Repayment of the Loan together with interest thereon shall be made according to the number of monthly instalments, commencing one month after the Loan Advance Date or the Top-up Loan Advance Date (as the case may be), as requested by the Borrower and agreed by the Lender. The Lender reserves the right to require the Borrower to pay interest or make a payment in circumstances where the Top-up Loan Advance Date does not coincide with a date of payment of the existing monthly instalment.
(c) The amount of the monthly instalments are calculated on the basis of the rate of interest then chargeable, and are subject to revision as a result of a change in the interest rate applicable. If the rate of interest changes, the amount of monthly instalment may be varied by the Lender by giving written notice to the Borrower and the variation shall be effective on the date specified in such notice.
(d) On the final instalment due date, the Borrower shall pay to the Lender all the outstanding principal, accrued interest and other sums then due and payable to the Lender.

7. Prepayment (Applicable if the Loan is being charged at a floating rate)
(a) The Borrower may on any date of repayment of a monthly instalment repay any part of the Loan, provided that (i) the Borrower shall have given to the Lender prior written notice of no less than 7 Business Days (which are defined as days which are not Saturdays, Sundays or public holidays as defined in the Interpretation and General Clauses Ordinance) stipulating its intention to prepay, the amount of prepayment and the proposed date of the prepayment; (ii) the amount of any partial prepayment shall not be less than the minimum amount of HKD20,000.00 or such other amount as the Lender may from time to time determine in the Lender's absolute discretion and (iii) the Borrower shall have paid a prepayment fee of HKD500.00 charged by the Lender for each prepayment.
(b) Any notice of prepayment shall be irrevocable. Except as provided for in Clause 3 hereof, amounts prepaid cannot be reborrowed. Any prepayment shall be made together with all accrued interest and any other sums then due to the Lender under the Offer Letter and/or the Application Form.
(c) The Lender shall be entitled to vary the number of instalments or instalment amount payable by the Borrower after any partial prepayment in the Lender's discretion.
(d) For the Loan charging at flat interest rate, the Lender shall be entitled to reject any application for prepayment.

8. Front-end Fee
The Borrower shall pay the non-refundable Front-end Fee to the lender as set out in the Offer Letter and/or the Application Form. The Borrower hereby authorises the Lender to deduct such Front-end Fee from the Loan advanced to the Borrower before crediting the same to the Account of the Borrower.

9. Early Settlement Charge
The amount of the early settlement charge shall equal the sum of the current monthly interest chargeable on the whole of the outstanding amount of the Loan, plus an administration fee of HKD800.00 or 5% of the outstanding balance, whichever is higher.

10. Direct Debit Authorisation
The Borrower designates the Account to be debited therefrom by the Lender all payments payable under these Terms and Conditions, the relevant Offer Letter and the relevant Application Form (including without limitation the principal, interests, fees, expenses, charges and disbursements). As security for the Borrower's performance of its obligations hereunder, the Borrower irrevocably requests and authorizes the Lender to effect transfers from the Account to the Lender or debit the Account in respect of any payment (including any principal, interests, fees, expenses, charges or disbursements) which may be due from the Borrower pursuant to these Terms and Conditions, the Offer Letter, the Application Form or in connection with the Loan, without further reference to or consent from the Borrower, and notwithstanding any dispute or purported revocation of the Lender's right to do so. The Lender may in its discretion apply the monthly instalment to settle the payments due from the Borrower under these Terms and Conditions, the relevant Offer Letter and the relevant Application Form before applying it or the balance thereof to pay the principal and interest of the Loan (including all default interest which may be payable under these Terms and Conditions), it being understood that the instalment or the balance thereof will be applied to settle the interest first.

11. Events of Default
If any of the following events of default occurs,
(a) the Borrower fails to pay on the due date any amount payable under these Terms and Conditions, the Offer Letter or the Application Form;
(b) the Borrower does not comply with any provision of these Terms and Conditions, the Offer Letter or the Application Form;
(c) any representation or statement made or deemed to be made by the Borrower in the Offer Letter or the Application Form or any other documents delivered by or on behalf of the Borrower under or in connection with the Loan or the Top-up Loan is or proves to have been incorrect or misleading in any material respect when made or deemed to be made;
(d) any event of default (howsoever described) under any contract or arrangement relating to payment of money to which the Borrower is a party has occurred;
(e) any of the Borrower's indebtedness for borrowed money shall become due and payable prior to its specified maturity by reason of any default on the part of the Borrower;
(f) the Borrower defaults in the payment of any principal or interest on any other obligation for borrowed money when due or beyond any period of grace provided in respect thereof, or the Borrower fails to honour when due and called upon any guarantee, or the Borrower declares a general moratorium on the payment of the debts;
(g) (save as for the purpose of reconstruction or amalgamation approved by the Lender) any competent action is taken, any proceeding is instituted and/or any judgment or order of a court of competent jurisdiction is made or any resolution is passed for the bankruptcy or winding up of the Borrower;
(h) any of the Borrower's assets or undertaking is being taken possession of by any creditor of the Borrower, or a receiver or other similar officer is appointed of the whole or any part of the Borrower's assets or undertakings;
(i) a distress or execution or attachment or sequestration or expropriation is levied or enforced upon or sued out against any part of the property of the Borrower;
(j) the Borrower defaults in the performance or observance of any of the agreement to which the Borrower is a party;
(k) the Borrower disposes of or attempts to dispose of all or a substantial part of the undertaking or assets of the Borrower which in the opinion of the Lender may materially or adversely affect the financial position or repayment capability of the Borrower; or
(l) the Borrower is insolvent or there are any circumstances which give the Lender reasonable grounds to believe that the Borrower may not (or may not be able to) perform any obligation hereunder or any security document to which it is a party,

the Borrower shall notify the Lender forthwith in writing of any occurrence of such event of default or any event which if the Lender shall deem to be material may constitute an event of default; and notwithstanding any provisions to the contrary, the Lender may at any time after the occurrence of any event of default by notice in writing declaring that all sums of moneys granted to the Borrower under the Loan and accrued interest and all other amounts outstanding under these Terms and Conditions, the Offer Letter and/or the Application Form become immediately due and payable and the Borrower shall repay immediately the same to the Lender.

12. Cancellation and Termination of Account
(a) The Borrower may cancel or terminate the Account at any time by giving reasonable notice in writing to the Lender, such cancellation or termination to be effective upon the Lender actually receiving such notice.
(b) In normal circumstances, the Lender will give reasonable notice to the Borrower terminating the Account. Nevertheless, the Lender may cancel or terminate the Account at any time without prior notice and with or without cause.
(c) The Borrower may request the Lender to refund any credit balance on the Account subject to a handling fee. If the Lender does not receive such a request, any unclaimed balance on a cancelled or terminated Account may be transferred to the Lender's unclaimed balance account.
(d) Termination of the Account for whatever reason shall be without prejudice to the right of the Lender to settle any Account transaction entered into by or on behalf of the Borrower prior to or after such termination. Further, upon such termination, the Lender may cancel all or any unexecuted Account transaction in its discretion.

13. Statement
The Lender will supply the Account Statement unless (i) there are no entries covering the period which is the subject of the statement or (ii) where the Account has been cancelled or terminated by the Lender or the Borrower for whatever reason and there is a debit balance in the Account overdue for such period considered by the Lender to be unacceptable. Without prejudice to the Lender's overriding right of termination and demand, when the Account has been cancelled or terminated by either party it is the duty of the Borrower to request for an updated Account Statement or to inquire with the Lender from time to time on the current outstanding balance of the Account for repayment purpose, and interests or other finance charges shall continue to accrue thereon until full repayment. Any Account Statement shall be accepted by the Borrower as correct except to the extent that the Borrower notifies the Lender in writing of any alleged error or omission within 90 days from the day of such Account Statement or the Lender notifies the Borrower of an error. The Lender's record shall be conclusive unless and until the contrary is established.

14. Fees and Charges
The Borrower shall pay such fees and charges in respect of the Loan as set out in the Offer Letter and/or the Application Form. In so far as the fees and charges are recurring, the Lender shall have the right to change the amount or rate of such fees and charges without notice to or consent from the Borrower.

15. Borrower's Representations, Warranties and Undertakings
The Borrower represents, warrants and undertakes to the Lender that: -

The Lender may at any time without the prior written consent of the Borrower transfer or participate all or any of its rights and/or obligations under the Offer Letter or the Application Form or these Terms and Conditions to any one or more banks, financial institutions or a related company or company in the same group of companies of the Lender and the Borrower agrees to execute such documents and do such acts and things as the Lender may reasonably require to give full effect to such assignment or transfer.

29. Debt Collection Agents

The Lender may appoint any person as our agent to collect any or all indebtedness owed by the Borrower to the Lender and the Borrower shall be responsible for all costs and expenses of reasonable amount and reasonably incurred by the Lender for that purpose on each occasion.

30. Personal Data

(a) To enable the Lender to consider whether to provide the Borrower with any service or make advances or otherwise give credit or afford banking facilities including the Loan to the Borrower, the Borrower is required to supply to the Lender from time to time the Borrower's personal data and/or other information relating to the Borrower and, where applicable, any of the Borrower's directors, authorized signatories and/or other officers or representatives and failure to do so may result in the Lender's inability to provide such service to the Borrower or make advances or credit or banking facilities including the Loan to the Borrower.

(b) All information and personal data in relation to the Borrower and each of our directors, authorized signatories and/or other officers or representatives and all other information relating to the Account, the Loan, the Top-up Loan, the Offer Letter, the Application Form and any transaction or dealing between the Borrower and the Lender which are in the Lender's possession or control from time to time shall collectively be referred to as "Customer Information".

(c) The Borrower agrees (for the Borrower's own behalf and, where applicable, for each of the Borrower's directors, authorized signatories and/or other officers or representatives' behalf) that the Lender may: - (i) use, store, disclose, transfer (whether within or outside Hong Kong) and/or exchange any Customer Information to or with such persons as the Lender may consider necessary including without limitation any member of the HSBC Group for any and all purposes in connection with any service and/or credit or banking facilities and/or accommodation provided or to be provided by the Lender or any other member of the HSBC Group to the Borrower, and/or in connection with matching for whatever purpose (whether or not with a view to taking any adverse action against the Borrower) any Customer Information with other personal data concerning the Borrower in the Lender's possession, and/or for the purpose of promoting, improving and furthering the provision of other services and/or facilities by the Lender and any other member of the HSBC Group to the Borrower or to any other person at the request of the Borrower generally, and/or any other purposes and to such persons as may be in accordance with the Lender's general policy on disclosure of personal data and/or other information as set out in statements, circulars, notices or other terms and conditions made available by the Lender to the Borrower from time to time; and/or (ii) deliver any Customer Information to any credit reference agency, and in the event of default by the Borrower or by any other person (to whom the Lender has made advances or otherwise given credit or afforded facilities) in performing any obligations or discharging any liabilities to the Lender, to any debt collection agency, and/or provide banker's or credit references to other financial institutions or other parties in respect of the Borrower; and/or (iii) where the Lender considers it necessary or appropriate, transfer any Customer Information to any service provider (whether situated in or outside Hong Kong) for the purpose of data processing or providing any service on behalf of the Lender to the Borrower. Where the service provider is situated outside Hong Kong in an area where there are less stringent data protection laws, the Lender will impose on the service provider confidentiality undertakings substantially similar to the requirements of the data protection laws in Hong Kong. In any event, the Lender will remain responsible or ensuring the confidentiality of the Customer Information.

31. Revision of terms and conditions

The Lender shall be entitled to revise the terms and conditions set out in the Offer Letter and the Application Form and these Terms and Conditions and/or introduce additional terms and conditions at any time and from time to time and any variation shall become effective subject to the Lender's notice (for a period of 30 days for any variation affecting fees and charges which is within the Lender's control and any variation affecting the liabilities or obligations of the Borrower or for such reasonable period as the Lender may prescribe in the case of any other variations) which shall be binding on the Borrower if the Borrower continues to repay the Loan (or any part thereof) or if any part of the Loan remains outstanding, after the effective date of variation.

32. Conflict of Terms

These Terms and Conditions are in addition and without prejudice to the Lender's rights under the Offer Letter and/or the Application Form. In case of conflict between these Terms and Conditions on the one part and any provisions contained in the Offer Letter and the Application Form or documentation mentioned in the Offer Letter and/or the Application Form on the other part, these Terms and Conditions shall prevail.

33. Miscellaneous

(a) The Lender may (but shall not be obliged to), and the Borrower expressly authorises the Lender to, record by tape or other means all instructions and requests given by the Borrower verbally to the Lender and all other verbal communications between the Borrower and the Lender in connection with the Loan and/or any of the services including, without limitation, those given or communicated by telephone (collectively, "Verbal Communications"). The Borrower expressly agrees that if a dispute arises at any time in relation to the contents of any Verbal Communications, then the tape recording or such other records of such Verbal Communication, or a transcript of the same certified as a true transcript by an officer of the Lender, shall be conclusive evidence between the Lender and the Borrower as to the contents and the nature of such Verbal Communications unless and until the contrary is established and may be used as evidence in such dispute. (ii) The Lender reserves to right to act upon any Verbal Communications if, in its opinion, there are reasonable grounds for doing so. Furthermore, the Lender reserves the right to defer acting on any Verbal Communications and to require further information with respect to such Verbal Communications as the Lender may consider appropriate

(b) The Lender shall be entitled to act in accordance with its regular business practice and procedure and will only accept the Borrower's instructions in so far as it is (in the Lender's opinion) practicable and reasonable to do so. For the avoidance of doubt, the Lender is authorised to participate in and comply with the rules and regulations of any organization which regulates the conduct of banking business and any system which provides central clearing, settlement and similar facilities for banks.

(c) The Borrower undertakes to inform the Lender in writing (i) if the Borrower is/was (within the past 12 months) a director of, or if the Borrower is a substantial shareholder/chief executive/employee of, any member of the HSBC Group or a relative of or trustee for any such director/substantial shareholder/chief executive/employee OR (ii) if the Lender and/or The Hongkong and Shanghai Banking Corporation Limited ("HongkongBank"), any director of the Lender and/or HongkongBank, and/or any relative of any such director is/are the director(s), partner(s), manager(s) and/or agent(s) of the Borrower. The Borrower also undertakes to promptly inform the Lender if the Borrower or anyone thereof is or becomes in any way connected with (i) a director of the Lender or any of its subsidiaries; or (ii) an entity controlling 10% or more of the shares in the Lender. The Lender requires the information to comply with the Listing Rules.

(d) The Borrower confirms that, in the case of a sole proprietor or partnership, as of the date of the Offer Letter and the Application Form, if applicable, the Borrower or the government department of Hong Kong Special Administrative Region in which the Borrower is working has no official dealings with the Lender and the Borrower undertakes to inform the Lender promptly in writing if the Borrower or the government department of Hong Kong Special Administrative Region in which the Borrower is working will later become involved in any official dealings with the Lender.

34. Governing Law

Laws of Hong Kong with non-exclusive jurisdiction of the Courts of Hong Kong.

35. Governing Version

If there is any conflict between the English version and the Chinese version of these Terms & Conditions, the English version shall prevail.

We hereby confirm our acceptance of the Facility(ies) and agreement to the General Terms and the terms and conditions set out above and agree to be bound by the General Terms and the terms and conditions set out above. We hereby give your Bank irrevocable notice that we wish to draw down the Loan of HKD1,414,000.00 on ______________ and authorise your Bank to credit the said Loan amount after deducting the Front-end fee to our Account No. ______________ maintained with your Bank.

For and on behalf of
ADGS ADVISORY LIMITED

Authorized Signature(s)

I.V.

Adgs Advisory Limited
(Borrower)

I/We hereby confirm our agreement to act as guarantor of the Facility(ies) on the terms and conditions set out above and the Guarantee.

I.V.

Tong Wing Shan Michelle
(Guarantor)

I.V.

Tong Wing Yee Betty
(Guarantor)